EXHIBIT 23.5
Consent of Austin Associates, LLC
     We hereby consent to the inclusion in the Registration Statement on Form S-4 of NBT Bancorp Inc. relating to the proposed merger involving NBT Bancorp Inc. and CNB Bancorp, Inc. of our opinion letter appearing as Appendix B to the Proxy Statement/Prospectus which is part of the Registration Statement and to the use of our name under the captions “SUMMARY — In the Opinion of CNB’s Financial Advisor, the Consideration is Fair, From a Financial Point of View, to CNB’s Shareholders”, “THE MERGER — Background of the Merger”, “THE MERGER — Reasons for the Merger and the Recommendation of CNB’s Board of Directors”, and “THE MERGER — Fairness Opinion of Austin Associates, LLC”, therein.
     In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules adopted thereunder, nor do we admit that we are “experts” with respect to any part of the Registration Statement within the meaning of the Securities Act of 1933, as amended, or the rules adopted thereunder.

/s/ Austin Associates, LLC
Austin Associates, LLC

Toledo, Ohio
July 27, 2005